FORM 3
         U.S. SECURITIES AND EXCHANGE COMMISSION      _____________________
                 WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                  INITIAL STATEMENT OF               |_____________________|
           BENEFICIAL OWNERSHIP OF SECURITIES        |OMB NUMBER: 3235-0104|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
       Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,            |BURDEN HOURS         |
        Section 17(a) of the Public Utility          |PER RESPONSE 0.5     |
          Holding Company Act of 1935                |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1. Name and Address of Reporting Person

         Persson                     Hans-Goran                 Bertil
    _______________________________________________________________________
        (Last)                      (First)                    (Middle)

        c/o Autoliv, Inc.     World Trade Center, Klarabergsviadukten 70
    _______________________________________________________________________
                                   (Street)

        S-107 24 Stockholm          Sweden
    ______________________________________________________________________
        (City)                      (State)                      (Zip)
 ___________________________________________________________________________
 2. Date of Event Requiring Statement (Month/Day/Year)

         July 1, 1999
 ___________________________________________________________________________
 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

 ___________________________________________________________________________
 4. Issuer Name and Ticker or Trading Symbol

       Autoliv, Inc.     Trading Symbol - ALV
 ___________________________________________________________________________
 5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
  (  ) DIRECTOR
  (  ) 10% OWNER
  ( X) OFFICER (GIVE TITLE BELOW)
  (  ) OTHER (SPECIFY TITLE BELOW)

     Vice President of Purchasing
 ___________________________________________________________________________
 6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

 ___________________________________________________________________________
 7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
     X FORM FILED BY ONE REPORTING PERSON
    ___FORM FILED BY MORE THAN ONE REPORTING PERSON

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 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ___________________________________________________________________________
 |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
 |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
 |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
 |                    |   OWNED       |   OR INDIRECT|                       |
 |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
 |                    |               |   5)         |                       |
 |                    |               |              |                       |
 ___________________________________________________________________________

 Common Stock, par           0
 value $1.00 per
 share




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 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ____________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)

 ____________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
        ________________________                  _________________________
              Date Exercisable                          Expiration Date
 ____________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
    ________________________________        _______________________________
                 Title                         Amount of Number of Shares
 ____________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security

 ____________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or  Indirect(I)
    (Instr. 5)

 ____________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)


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    EXPLANATION OF RESPONSES:



     /s/ Hans-Goran Persson                             99-07-06
    -----------------------------------              ----------------
    **  SIGNATURE OF REPORTING PERSON                     DATE



 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

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